Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of July 27, 2014 (this “Amendment”), to the Rights Agreement, dated as of June 9, 2014 (the “Rights Agreement”), between Family Dollar Stores, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Rights Agreement.

W I T N E S S E T H

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Stock Acquisition Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of shares of Common Stock;

WHEREAS, as of the date hereof, the Stock Acquisition Date has not occurred and no Person has become an Acquiring Person;

WHEREAS, the Company, Dollar Tree, Inc., a Virginia corporation (“Parent”) and Dime Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (“Merger Agreement”), upon the terms and subject to the conditions of which Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board”) approved the Merger Agreement; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein immediately prior to and in connection with the execution of the Merger Agreement, to except from the operation of the Rights Agreement the Merger Agreement, the Merger and any and all other transactions contemplated by the Merger Agreement and to provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.

NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1.	Amendment of Section 1.

(a)	Section 1 of the Rights Agreement is hereby amended and supplemented by adding each of the following definitions in its appropriate alphabetical order in Section 1:

(i)	“Effective Time” shall have the meaning set forth in the Merger Agreement.

(ii)	“Merger” shall have the meaning set forth in the Merger Agreement.

(iii)	“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 27, 2014, by and among the Company, Parent and Merger Sub.

(iv)	“Merger Exempt Event” shall have the meaning set forth in Section 1(a).

(v)	“Merger Sub” shall mean Dime Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

(vi)	“Parent” shall mean Dollar Tree, Inc., a Virginia corporation.

(vii)	“Voting and Support Agreements” shall mean:

(A)	that certain Voting and Support Agreement, dated as of July 27, 2014, by and among Parent, Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management, L.P. and Edward P. Garden; and

(B)	that certain Voting and Support Agreement, dated as of July 27, 2014, by and among (1) Parent, (2) Howard Russell Levine, (3) Declaration of Trust between Leon Levine, Grantor, and Leon Levine, Trustee, dated July 12, 1971 for the benefit of Howard Russell Levine and (4) Trust Agreement between Leon Levine, Grantor, and Bank of America, N.A. (formerly North Carolina National Bank), Trustee, dated October 6, 1972 for the benefit of Howard Russell Levine.

(b)	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, (A) none of Parent, Merger Sub or any of their respective Affiliates and Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of Parent, Merger Sub or any of their respective Affiliates or Associates, as a result, directly or indirectly, of (x) the approval, execution, delivery or performance of the Merger Agreement (including any amendments or supplements thereto), (y) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or (z) the public announcement of any of the foregoing and (B) none of Parent, Merger Sub, any party to one or both of the Voting and Support Agreements or any of their respective Affiliates or Associates shall be or become an Acquiring Person, and the term “Acquiring Person” shall not include any of Parent, Merger Sub, any party to one or both of the Voting and Support Agreements or any of their respective Affiliates or Associates, as a result, directly or indirectly, of (x) the approval, execution, delivery or performance of the Voting and Support Agreements (including any amendments or supplements thereto), (y) any actions taken pursuant to the one or both of the Voting and Support Agreements or (z) the public announcement of any of the foregoing (each of the events set forth in the foregoing clauses (A)(x), (A)(y), (A)(z), (B)(x), (B)(y) and (B)(z), a “Merger Exempt Event”).”

(c)	The definition of “Section 11(a)(ii) Event” in Section 1(ee) of the Rights Agreement is hereby amended and supplement by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred as a result, directly or indirectly, of any Merger Exempt Event.”

(d)	The definition of “Section 13 Event” in Section 1(gg) of the Rights Agreement is hereby amended and supplement by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred as a result, directly or indirectly, of any Merger Exempt Event.”

(e)	The definition of “Stock Acquisition Date” in Section 1(ii) of the Rights Agreement is hereby amended and supplement by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result, directly or indirectly, of any Merger Exempt Event.”

2.	Amendment of Section 3. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result, directly or indirectly, of any Merger Exempt Event.”

3.	Amendment to Section 7. Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting “(i) 5:00 P.M., New York City time, on June 8, 2015, or such earlier or later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”)” and replacing it with the following (and Exhibit B to the Rights Agreement is hereby amended and supplemented accordingly):

“(i) the earlier of (A) 5:00 P.M., New York City time, on June 8, 2015 and (B) immediately prior to the Effective Time (the earlier of (A) and (B) being herein referred to as the “Final Expiration Date”)”

4.	Amendment to Section 30. Section 30 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to give any holder of Rights or other Person, any legal or equitable rights, remedies or claims in connection with, directly or indirectly, any Merger Exempt Event.”

5.	Adoption of New Section 36. The Rights Agreement is hereby amended and supplemented by adding a new Section 36 to read as follows:

“Merger Exempt Event. Notwithstanding anything in this Agreement to the contrary, (a) no Merger Exempt Event shall cause (i) the Rights to become exercisable under this Agreement, (ii) Parent, Merger Sub or any of their respective Affiliates or Associates to be deemed an Acquiring Person or (iii) a Distribution Date or a Stock Acquisition Date to occur and (b) nothing in this Agreement shall be construed to give any holder of Rights or any other Person, any legal or equitable rights, remedies or claims in connection with, directly or indirectly, of any Merger Exempt Event.”

6.	Effectiveness. Except as otherwise set forth herein, all provisions in the Rights Agreement remain in full force and effect and are hereby ratified and confirmed. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended and supplemented by this Amendment.

7.	Directions to Rights Agent; Officer’s Certificate. The Company hereby directs the Rights Agent, in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment in its capacity as Rights Agent. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company that (a) he holds the office set forth under his name on the signature page to this Amendment and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

8.	Termination of Merger Agreement. If for any reason the Merger Agreement is terminated pursuant to the terms thereof, this Amendment shall be of no further force or effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment, and the Company shall notify the Rights Agent promptly after such termination of the Merger Agreement.

9.	Miscellaneous. Sections 30, 31, 33 and 34 of the Rights Agreement are incorporated into this Amendment, mutatis mutandis.

10.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the date first written above.

FAMILY DOLLAR STORES, INC.

By:	/s/ Howard R. Levine
Name:	Howard R. Levine
Title:	Chairman of the Board and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Assistant General Counsel

[Signature Page to Amendment No. 1 to Rights Agreement]